UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2025

Rhinebeck Bancorp, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-38779	83-2117268
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2 Jefferson Plaza, Poughkeepsie, New York		12601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:(845) 454-8555

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RBKB	The NASDAQ Stock Market, LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).     Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 21, 2025, Michael J. Quinn advised Rhinebeck Bancorp, Inc. (the “Company”),  Rhinebeck Bank (the “Bank”), and Rhinebeck Bancorp, MHC (the “MHC”), that after 40 years of service to the Bank, he intended to retire: (1) as a Trustee of the MHC, and as a Director of the Company and the Bank; and (2) from his positions as Chief Executive Officer and President of the Company, the Bank, and the MHC.  Mr. Quinn will remain in his roles as a director, trustee, President and Chief Executive Officer until the earlier of the end of the year or until a successor is found to ensure an orderly transition.  The Board of Directors of the Bank has formed a Search Committee in accordance with the Bank’s succession plan to find a successor to Mr. Quinn.

Mr. Quinn’s retirement is not related to a disagreement with the Company, the Bank, or the MHC on any matter relating to the Company’s, the Bank’s, and/or the MHC’s operations, policies or practices.

In connection with his retirement, Mr. Quinn, the Company, and the Bank entered into a Retirement Separation Agreement (the “Agreement”), dated effective as of March 21, 2025 (the “Effective Date”), which supersedes and replaces Mr. Quinn’s employment agreement with the Bank.  Under the Agreement, Mr. Quinn has agreed to continue to serve as President and Chief Executive Officer of the Company, the Bank, and the MHC and as a director on the Boards of Directors of the Company, the Bank, and the MHC through December 31, 2025, or such earlier time as mutually agreed among the parties (the “Retirement Date”).  Pursuant to the Agreement, Mr. Quinn will receive (1) his regular base salary through December 31, 2025, paid in accordance with the Bank’s regularly scheduled payroll, (2) his bonus earned for 2025 determined in accordance with the Bank’s Short-Term Incentive and Retention Plan, paid in accordance with the Bank’s regular practice but no later than March 15, 2026, and (3) provided that Mr. Quinn timely elects continued health care coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Bank will pay the applicable COBRA premiums until Mr. Quinn becomes eligible for Medicare or until Mr. Quinn attains age 65, whichever date is  earlier.  In addition, the Bank will continue to provide Mr. Quinn with a golf club, country club, and gym membership and use of a Company car at the same level currently provided by the Bank through his retirement date.  If Mr. Quinn is terminated for cause, the Agreement will automatically terminate, and any payments and benefits provided thereunder will immediately cease.  The payments and benefits provided under the Agreement are subject to and contingent on Mr. Quinn signing and not revoking a general release of claims against the Bank and the Company and Mr. Quinn’s agreement to, and continued compliance with, one-year non-competition and non-solicitation covenants, and non-disparagement, cooperation, and non-disclosure provisions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

On March 21, 2025, the Company issued a press release announcing Mr. Quinn’s retirement. That press release is attached to this report as Exhibit 99.1.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits:

99.1 Rhinebeck Bancorp, Inc. Press Release dated March 21, 2025.

10.1 Retirement Separation Agreement, dated effective as of March 21, 2025, by and among Rhinebeck Bancorp, Inc., Rhinebeck Bank, and Michael J. Quinn.

104Cover Page Interactive Data File (embedded within the inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RHINEBECK BANCORP, INC.

DATE: March 21, 2025	By: /s/ Karen Morgan-D’Amelio
Karen Morgan-D’Amelio
General Counsel & Chief Risk Officer/Corporate Secretary